Exhibit 5.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Office:+1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

October 12, 2021

Isos Acquisition Corporation

55 Post Road West, Suite 200

Westport, CT 06880

Re: Registration Statement on Form S-4 (File No. 333-258080)

Ladies and Gentlemen:

We have acted as special counsel to Isos Acquisition Corporation, a Cayman Islands exempted company (“Isos”), in connection with the preparation and filing of Isos’s Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On July 1, 2021, Isos entered into a business combination agreement (as may be amended and/or restated from time to time, the “Business Combination Agreement”) with Bowlero Corp., a Delaware corporation. In connection with and immediately prior to consummation of the business combination contemplated by the Business Combination Agreement (the “Closing”), Isos will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In connection with the Domestication, Isos will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act (2021 Revision) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of Isos. In this opinion, we refer to Isos (which will be renamed Bowlero Corp. following the Domestication) following effectiveness of the Domestication and simultaneously with the Closing as “New Bowlero.”

On the effective date of the Domestication, each of Isos’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), will automatically convert by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New Bowlero (the “New Bowlero Class A Common Stock”) in accordance with the terms of New Bowlero’s certificate of incorporation filed with the Delaware Secretary of State (the “Certificate of Incorporation”). Similarly, all of Isos’s outstanding warrants will become warrants to acquire shares of New Bowlero Class A Common Stock (the “New Bowlero Warrants”), and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. The business combination contemplated by the Business Combination Agreement (the “Business Combination”) is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Business Combination Agreement by Isos’s shareholders as well as completion of the Domestication.

October 12, 2021

The Registration Statement related to the registration of (i) up to 90,373,430 shares of New Bowlero Class A Common Stock, (ii) up to 62,392,209 shares of New Bowlero Class A Common Stock issuable upon conversion of an equal number of shares of New Bowlero Class B common stock being issued in the Business Combination, (iii) up to 13,892,394 New Bowlero Warrants, and (iv) up to 13,892,394 shares of New Bowlero Class A Common Stock issuable upon exercise of the New Bowlero Warrants.

For purposes of giving this opinion, we have examined the Registration Statement, the Business Combination Agreement, the form of Certificate of Incorporation of New Bowlero to be effective upon the Closing, the form of Bylaws of New Bowlero to be effective upon the Closing (the “Bylaws”), and the Warrant Agreement dated March 2, 2021 between Isos and Continental Stock Transfer & Trust Company.

We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of Isos and certificates or comparable documents of public officials and of officers and representatives of Isos.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

We have further assumed that, before the issuance of the New Bowlero Class A Common Stock, the conditions to consummating the transactions contemplated by the Business Combination Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

a. Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of Isos will have approved, among other things, the Business Combination Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

b. The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of Isos with the Delaware Secretary of State and that Isos will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

October 12, 2021

c. Each Class A Ordinary Share and each Class B Ordinary Share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that:

1. Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the Delaware Secretary of State, and upon the automatic conversion, by operation of law, on a one-for-one basis of the Class A Ordinary Shares and the Class B Ordinary Shares, in each case, into New Bowlero Class A Common Stock, when the shares of New Bowlero Class A Common Stock have been issued by New Bowlero in the circumstances contemplated by the Registration Statement and the Business Combination Agreement, the issuance of the New Bowlero Class A Common Stock will have been duly authorized, validly issued, fully paid and non-assessable.

2. Upon effectiveness of the Domestication, each New Bowlero Warrant will be a valid and binding obligation of New Bowlero, enforceable against New Bowlero in accordance with its terms, except that (i) the enforceability of the New Bowlero Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (iv) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the warrant certificates, a specimen of which has been filed as an exhibit to the Registration Statement, or in the Warrant Agreement; and (v) we express no opinion as to the validity, legally binding effect or enforceability of Section 4(j) of the Warrant Agreement or any related provision in the New Bowlero Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

We are members of the bar of the State of New York. Isos is a Cayman Islands exempted company. Upon the Domestication, New Bowlero will be a Delaware corporation. We have not considered, and we express no opinion as to, any law other than those of the State of New York and the DGCL (including the statutory provisions, and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related proxy statement / prospectus contained therein as the attorneys who passed upon the legality of the New Bowlero Common Stock and the New Bowlero Warrants to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP

Hughes Hubbard & Reed LLP